Exhibit 4.1

SECURED PROMISSORY NOTE

$[•]	[Date], 2022

For value received, IRONNET, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of NOTE HOLDER or [his] [her] [it] assigns (“Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of $[•] together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

1. Principal Repayment.

(a) The outstanding principal amount of this Secured Promissory Note (this “Note”), and all accrued and unpaid interest thereon, shall be due and payable on                 , 20     (the “Maturity Date”).

(b) The Company may prepay this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. Interest. The Company further promises to pay interest on the outstanding principal amount hereof from the date hereof, until payment in full, which interest shall be payable at a rate equal to 13.8% per annum, which interest shall be payable on the earlier of prepayment and the Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. If at any time the interest rate payable on this Note shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.

3. Place of Payment. All amounts payable hereunder shall be payable at the office of Holder, unless another place of payment shall be specified in writing by Holder.

4. Application of Payments. The Company shall repay the full principal balance of this Note, together with any accrued and unpaid interest thereon, on the Maturity Date. This Note may be prepaid in whole or in part at any time without penalty or premium. Any accrued and unpaid interest on the amounts so prepaid to the date of such prepayment shall be paid at the time of any such prepayment.

5. Secured Note. This note is secured by the Collateral (as defined in the Security Agreement) pursuant to that certain Security Agreement (the “Security Agreement”), dated as of the date hereof, by and among the Company, as grantor, the Holder, as a secured party, and other Secured Parties (as defined therein) party thereto.

6. Event of Default. Each of the following events shall be an “Event of Default” hereunder:

(a) the Company fails to pay timely (i) any of the principal amount due under this Note on the date the same becomes due and payable or (ii) any accrued interest or other amounts due under this Note within three (3) business days of the date the same becomes due and payable;

(b) the Company shall materially default in its performance of any other covenant under this Note or the Security Agreement, which default is not cured within 30 days after written notice thereof from Holder;

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(c) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, upon the written consent of the Majority Lenders (as defined in the Security Agreement) and upon written notice to the Company, and, in the case of an Event of Default pursuant to (c) or (d) above, automatically, be immediately due, payable and collectible by Holder pursuant to applicable law.

7. Waivers. The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default and acceleration pursuant to the preceding Section 6, to pay to the Holder of this Note, on demand, all costs and expenses (including reasonable legal fees and expenses as and when incurred), incurred in connection with the enforcement and/or collection of this Note. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

8. Notices. All notices and other communications required to be given under this Note to either Holder or the Company, as applicable, shall be in writing.

9. Governing Law. In all respects, including all matters of construction, validity and performance, this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

10. Amendments. No amendment, modification or waiver of any provision of this Note nor consent to departure by the Company therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Company and the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11. Successors and Assigns. This Note may be transferred only in compliance with the provisions herein and upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[Signature page follows.]

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The Company has caused this SECURED PROMISSORY NOTE to be executed by its duly authorized officer as of the date first set forth above.

IRONNET, INC.

By:
Its:

HOLDER

By:
Its:

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